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                                                                    EXHIBIT 99.2



                          MCDONNELL DOUGLAS CORPORATION
                              INCENTIVE AWARD PLAN
                             AS AMENDED AND RESTATED
                               AS OF 20 JULY 1990



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                                              TABLE OF CONTENTS
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
         1.       PURPOSE. ..................................................................       1

         2.       DEFINITIONS. ..............................................................       1

         3.       ELIGIBILITY. ..............................................................       2

         4.       AWARDS. ...................................................................       3

         5.       INCENTIVE COMPENSATION AWARDS. ............................................       3

         6.       LONG-TERM INCENTIVE AWARDS. ...............................................       4

         7.       OPTION AWARDS. ............................................................       5

         8.       CONTINGENT CREDITS. .......................................................       5

         9.       PAYMENT OF AWARDS;  OPTION AGREEMENTS. ....................................       5

         10.      OPTIONAL DEFERRED PAYMENT. ................................................       6

         11.      DIVIDEND EQUIVALENTS;  INTEREST. ..........................................       6

         12.      PRICE AND TIME OF EXERCISE OF ISOs AND NQSOs. .............................       7

         13.      EXERCISE OF SARs. .........................................................       8

         14.      EXPIRATION OF OPTIONS. ....................................................       8

         15.      CONVERSION OF NQSO OR ISO INTO SAR. .......................................       9

         16.      CONVERSION OF STOCK SAR INTO CASH SAR. ....................................       9

         17.      PLAN LIMITATIONS. .........................................................       9

         18.      TERMINATION OF EMPLOYMENT OR CHANGE IN WORK ASSIGNMENT. ...................      10

         19.      DESIGNATION OF BENEFICIARY. ...............................................      10

         20.      ADMINISTRATION OF THE PLAN. ...............................................      10

         21.      ADJUSTMENTS TO STOCK. .....................................................      11

         22.      TRANSFER OR ASSIGNMENT OF OPTIONS. ........................................      11

         23.      NO CONTRACT OF EMPLOYMENT. ................................................      11

         24.      CONDITION TO ELIGIBILITY. .................................................      12

         25.      AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN. ........................      12

         26.      NO EFFECT ON OTHER PLANS. .................................................      12

         27.      EFFECTIVE DATE. ...........................................................      12


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1.       PURPOSE.

         The purpose of this McDonnell Douglas Corporation Incentive Award Plan
(Plan) is to attract, motivate, reward, and retain key management, technical, and professional employees who contribute to the success of McDonnell Douglas Corporation (MDC), by relating their individual compensation to that success. These objectives will be accomplished by grant of Incentive Compensation Awards (IC Awards), Long-Term Incentive Awards (LTI Awards), and/or Option Awards, which will be in addition to the base salary of Participants in the Plan. IC Awards will relate to performance during a single calendar year, while LTI Awards will relate to performance during a specified Performance Period of 2 to 5 years. Relevant performance may be that of MDC, MDC common stock, the individual Participant, his assigned component, other relevant work group(s), and/or related component(s). Option Awards will be granted as the committee of the MDC Board of Directors which administers the Plan (Committee) determines is in the best interests of MDC. All Awards will be based on a consideration by such Committee of the reasonableness of the Participant's total compensation, compensation practices within the applicable industry or market, and such other factors as the Committee deems relevant. The Committee may exercise its authority and discretion and delegate administration of the Plan to others as and to the extent permitted by Section 20.

2.       DEFINITIONS.

         Unless the context clearly indicates otherwise, the following terms, when used in the Plan, will have the meanings set forth in this Section 2.

                  2.1. "Award": An IC Award, an LTI Award, or an Option Award granted pursuant to the Plan.

                  2.2. "Award Percent": The percentage of a Target LTI Award which is earned.

                  2.3. "Closing Market Price": The closing price of a share of Stock on the New York Stock Exchange or, at the discretion of the Committee, the composite closing price of a share of Stock as reported for New York Stock Exchange issues in the Wall Street Journal.

                  2.4. "Code": The Internal Revenue Code, as amended from time to time.

                  2.5. "Committee": A committee consisting of 3 or more members of the Board of Directors of MDC who are "disinterested persons" within the meaning of Securities and Exchange Commission Rule 16b-3.

                  2.6.     "Contingent Credit": A right granted pursuant to
         Section 8 to receive Stock in lieu of exercising an Option.

                  2.7. "Dividend Equivalent": An amount equal to the declared cash dividend on Stock which, on the dividend record date, has been granted pursuant to Section 5.2 or credited pursuant to Section 8, or which the Committee has determined to issue in payment of an Earned LTI Award pursuant to Section 9, but not yet registered in the name of the Participant or his successors in interest.

                  2.8. "Earned LTI Award": The portion of a Target LTI Award which is earned based on the extent to which performance targets and other performance conditions established by the Committee are met.
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                  2.9.     "Grant Date": The date as of which an IC Award,
         Target LTI Award, or an Option Award, is granted.

                  2.10. "IC Award" or "Incentive Compensation Award": An Award granted pursuant to Section 5.

                  2.11. "ISO": An incentive stock option (within the meaning of Section 422A of the Code) to purchase Stock.

                  2.12. "LTI Award" or "Long-Term Incentive Award": An Award granted pursuant to Section 6.

                  2.13.    "NQSO": A non-qualified stock option to purchase
         Stock.

                  2.14.    "Option": An ISO, NQSO, or SAR.

                  2.15.    "Option Award": An Award granted pursuant to Section
         7.

                  2.16. "Option Conversion Factor": A number, not less than 2 nor greater than 6, determined by the Committee as provided in Sections
         5.3 and 6.4, with respect to each IC Award in the form of an Option and each LTI Award in the form of an NQSO or SAR.

                  2.17. "Participant": An employee selected by the Committee to participate in the Plan.

                  2.18. "Performance Period": The period, from 2 to 5 years as determined by the Committee, over which a Target LTI Award may be earned.

                  2.19. "Performance Share": A right to receive a share of Stock, or the cash value thereof, granted pursuant to Section 6.3.

                  2.20. "SAR": A stock appreciation right entitling the holder thereof to receive, for each share of Stock subject to the SAR, an amount (payable in cash or Stock) equal to the excess of the Closing Market Price on the date the SAR is exercised over the exercise price of the SAR.

                  2.21.    "Stock": The common stock of MDC.

                  2.22. "Target LTI Award": An LTI Award which is granted contingent upon the attainment of specified performance targets and other performance conditions.

                  2.23. "Work Force Adjustment": A termination which is not for cause but rather is due to a permanent or indefinite reduction in the work force, including, but not limited to, the elimination of a Participant's position as a result of facility closure, discontinuance or relocation of operations, merger, acquisition, reorganization or sale (including the sale by MDC of a business unit, division, product line or functionally related group of assets).

3.       ELIGIBILITY.

         Any key management, technical, or professional employee, including an officer or director, of the Company or any of its subsidiaries may participate in the Plan if selected as a Participant by the Committee. Members of the Committee and any other persons whose participation in this Plan would cause

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disqualification of this or any other benefit plan intended to be qualified under Securities and Exchange Commission Rule 16b-3 are ineligible to participate in the Plan.

4.       AWARDS.

         The Committee will, from time to time, select Participants, grant Awards to Participants, and determine the type(s) of Awards to be granted to each Participant and, when appropriate, the cash value of each Participant's Award. A Participant may, at the discretion of the Committee, be granted IC Awards, LTI Awards, Option Awards, or any combination thereof.

5.       INCENTIVE COMPENSATION AWARDS.

         5.1.     Determination of IC Awards.

         Each IC Award will be in the form of cash, Stock, an NQSO, an ISO, a SAR or any combination thereof, as the Committee determines. No later than 4 months after the end of each calendar year, the Committee will determine the cash value and form of each IC Award. A Participant may be permitted to indicate his preference as to the form(s) of his IC Award. The Committee will select a Grant Date with respect to each IC Award which will be on or after the date on which the cash value and forms(s) of the Award are determined.

         The Committee may, at its discretion, determine individual target IC Awards, or establish procedures or formulas for determining target IC Awards generally (e.g., as a percentage of salary or of salary above a threshold amount). Such target IC Awards, if established, will be advisory only and actual IC Awards, if any, generally will be granted after the end of the calendar year for which such Awards are granted, as provided in the preceding paragraph of this Section 5.1. Target IC Awards may be used, however, as the basis for determining actual IC Awards, in light of each Participant's personal performance and/or that of his assigned component, other relevant work group(s), and/or related component(s) during the preceding calendar year.

         5.2.     IC Awards in the Form of Stock.

         In the event the Committee grants a portion of an IC Award in the form of Stock, the number of shares of Stock to be issued will be calculated by dividing the cash value of the portion of the IC Award granted in the form of Stock by either:

                  (i)      the Closing Market Price on Grant Date, or

                  (ii) the average of the Closing Market Price on the 10 trading days immediately preceding the last trading day of February of the year in which the IC Award is granted,

as determined by the Committee at the time the Award is granted. Any fractional share will be rounded up to the next whole share unless otherwise determined by the Committee.

         5.3.     IC Awards in the Form of Options.

                  In the event the Committee grants a portion of an IC Award in the form an Option, the number of shares of Stock to be subject to the Option will be calculated by dividing the cash value of the portion of the IC Award granted in the form of an Option by the exercise price of the Option as determined by the Committee pursuant to Section 12 or 13 and multiplying the resulting quotient by

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         the Option Conversion Factor determined by the Committee. Other terms of the Option will be established pursuant to Section 12 or 13. An IC Award in the form of an Option may be granted with or without an underlying Contingent Credit, as the Committee determines.

6.       LONG-TERM INCENTIVE AWARDS.

         6.1.     Determination of Target LTI Awards.

                  Each Target LTI Award will be in the form of cash (LTI Cash Award), Performance Shares (LTI Performance Share Award), an NQSO, a SAR, or any combination thereof, as the Committee determines. The Committee will grant each Target LTI Award contingent upon the attainment of performance targets and other performance conditions established by the Committee. The Committee will determine the Grant Date, cash value (where appropriate), and form of each Target LTI Award. A Participant may be permitted to indicate his preference as to the form(s) of his Target LTI Award.

         6.2.     Performance Targets/Earned Awards.

                  Each Participant granted a Target LTI Award will be entitled to an Earned LTI Award (ranging from 0% to 200% of the Target LTI Award) at the end of the Performance Period, depending upon the extent to which the performance targets and other performance conditions established by the Committee for the Target LTI Award are met during the Performance Period. The performance targets and other performance conditions for each Target LTI Award will relate to one or more financial or other measures relevant to the individual Participant, MDC or its Stock, or a component or group of components of MDC as of the Grant Date, as the Committee determines. The Committee will establish a minimum performance level at or below which none of the Target LTI Awards is earned. The Committee will also establish a performance level at or above which the maximum amount (as determined by the Committee, but not to exceed 200%) of the Target LTI Award is earned. The percentage of the Target LTI Award earned (Award Percent) will vary between the minimum and maximum performance levels in the manner determined by the Committee. At the end of the Performance Period, the Award Percent will be multiplied by the Target LTI Award (in the form(s) in which originally granted) to determine the Earned LTI Award to which the Participant is entitled. Notwithstanding any other provision of this Section 6.2 to the contrary, the Committee may, at its discretion, at any time, in respect of all or any one or more Target LTI Awards, determine an Award Percent and Earned LTI Award prior to the end of the applicable Performance Period whenever warranted in the sole judgment of the Committee. In such event, the Award Percent will be determined by the Committee based on the portion of the Performance Period elapsed and the extent to which, in its judgment, the performance targets and other performance conditions have been met at the time the determination is made.

         6.3.     LTI Awards in the Form of Performance Shares.

                  In the event the Committee grants a portion of a Target LTI Award in the form of Performance Shares, the number of Performance Shares to constitute the Award will be determined by the Committee and may, at the discretion of the Committee, be calculated by dividing the cash value of the portion of the Target LTI Award granted in the form of Performance Shares by either:

                  (i)      the Closing Market Price on Grant Date, or

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                  (ii)     the average of the Closing Market Price on the 10
                           trading days immediately preceding the last trading day of February of the first year of the Performance Period,

as determined by the Committee at the time the Award is granted.

         6.4.     LTI Awards in the Form of NQSOs or SARs.

                  In the event the Committee grants a portion of a Target LTI Award in the form of an NQSO or a SAR, the number of shares of Stock to be subject to the NQSO or SAR will be determined by the Committee and may, at the discretion of the Committee, be calculated by dividing the cash value of the portion of the Target LTI Award to be granted in the form of an NQSO or a SAR by the exercise price of the NQSO or SAR as determined by the Committee pursuant to Section 12 or 13 and multiplying the resulting quotient by the Option Conversion Factor determined by the Committee. Other terms of the Option will be established pursuant to Section 12 or 13. At the time each Target LTI Award in the form of an NQSO or SAR is granted, the Committee will determine whether or not the Earned LTI Award, if any, resulting from such Target LTI Award will be entitled to an underlying Contingent Credit and, if so, determine the Option Conversion Factor to be used in calculating the amount of Contingent Credit.

7.       OPTION AWARDS.

         Each Option Award will be in the form of an NQSO, an ISO, a SAR, or any combination thereof, as the Committee determines. The Committee will determine the number of shares of Stock to be subject to each Option Award and the form(s) of each Option Award. The Committee will select a Grant Date with respect to each Option Award which will be on or after the date on which the number of shares of Stock to be subject to the Award and the form(s) of the Award are determined. The exercise price and other terms of the Option will be established pursuant to Section 12 or 13.

8.       CONTINGENT CREDITS.

         For each Participant granted an IC Award, or portion thereof, in the form of an Option, the Committee may establish, in the name of the Participant, an account (Contingent Credit) representing a contingent right to receive a number of shares of Stock (Contingent Credit Stock) equal to the number of shares of Stock which the Participant would have been granted had such Award, or portion thereof, been granted in the form of Stock. For each Participant entitled to an Earned LTI Award, or portion thereof, in the form of an Option, the Committee may establish, in the name of the Participant, Contingent Credit Stock equal to the number of shares of Stock subject to the Option divided by the applicable Option Conversion Factor established by the Committee pursuant to
Section 6.4. Upon exercise of an Option in whole or in part, the Participant's Contingent Credit, if any, related to such Option will be reduced by the number of shares of Contingent Credit Stock equal to the number of shares of Stock with respect to which the Option is exercised divided by the applicable Option Conversion Factor. Upon expiration (other than pursuant to Section 24) of an Option, the related Contingent Credit Stock, if any, will be paid to the Participant (or the Participant's beneficiary, in the event of the Participant's death), provided that the Participant is either still employed by MDC or a subsidiary of MDC or is no longer so employed by reason of death, retirement, or Work Force Adjustment.


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
9.       PAYMENT OF AWARDS;  OPTION AGREEMENTS.

         9.1.     IC Awards.

                  Payment of IC Awards in the form of cash or Stock may be made, at the discretion of the Committee, in installments over a period of not more than 5 years after Grant Date. Notwithstanding the provisions of the preceding sentence, the Committee may, at its discretion, at any time, in respect of all or any one or more IC Awards the payment of which the Committee has elected to make in installments, terminate such election and make immediate payment thereof. Unless the Committee elects to pay in installments or determines, upon the request of the Participant, to defer payment pursuant to Section 10, each IC Award in the form of cash or Stock will be paid within 4 months after the year for which the Award is granted.

         9.2.     Earned LTI Awards.

                  With respect to each LTI Award, the Committee will, within 4 months after the end of the Performance Period, determine the Award Percent and the Earned LTI Award and, unless the Committee determines, upon the request of the Participant, to defer payment pursuant to
         Section 10, make payment thereof if the Earned LTI Award is an LTI Cash Award or an LTI Performance Share Award. Each Earned LTI Cash Award will be paid in cash. Each Earned LTI Performance Share Award will be paid in cash, Stock, or any combination thereof, as the Committee determines. If paid in cash, the value of an Earned LTI Performance Share Award will be determined by multiplying the number of earned Performance Shares (determined pursuant to Section 6.2) by the average of the Closing Market Price on either (i) the 10 trading days immediately preceding the last trading day of February of the year following the Performance Period or (ii) the last 10 days of the Performance Period, as determined by the Committee. If paid in Stock, the Participant will be entitled to one share of Stock for each earned Performance Share. Any fractional share will be rounded up to the next whole share, unless otherwise determined by the Committee.

         9.3.     Option Agreements.

                  Each Participant granted an Option Award, or IC Award or Earned LTI Award in the form of an Option, will receive an Option Agreement or other written instrument specifying the terms and conditions of the Option as determined by the Committee, consistent with the Plan.

10.      OPTIONAL DEFERRED PAYMENT.

         If payment has not previously been made, the Committee may elect, upon the request of a Participant, to defer payment of an Earned LTI Performance Share Award, Earned LTI Cash Award, IC Award in the form of cash or Stock, or Contingent Credit Stock payable upon expiration of an Option. Payment of such Awards or Contingent Credit Stock may be deferred to the date requested by the Participant, or for the number of days or months after termination of the Participant's employment by MDC or one of its subsidiaries as requested by the Participant. In any event, all payments which are deferred will be paid no later than 12 months after the termination of the Participant's employment by MDC or one of its subsidiaries. Notwithstanding the foregoing provisions of this Section 10, the Committee may, at its discretion, at any time, in respect of all or any one or more Awards the payment of which the Committee has elected to defer, terminate such election and make immediate payment thereof.

11.      DIVIDEND EQUIVALENTS;  INTEREST.

         11.1.    Dividend Equivalents.

                  The Committee may provide for the payment of Dividend Equivalents on:

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                  (i)      IC Awards in the form of Stock the payment of which
                           is deferred or made in installments,

                  (ii) Earned LTI Performance Share Awards payable in Stock the payment of which is deferred, or

                  (iii) Contingent Credits prior to the payment or cancellation thereof.

         Any Dividend Equivalents will be paid on the respective dividend payment dates.

         11.2.    Interest.

         The Committee may provide for the payment of interest, at such rates and in such manner as the Committee determines, on:

         (i) IC Awards in the form of cash the payment of which is deferred or made in installments, or

         (ii) Earned LTI Awards payable in cash the payment of which is deferred.

12.      PRICE AND TIME OF EXERCISE OF ISOS AND NQSOS.

         As determined by the Committee at the time the Award is granted, the per-share exercise price of an ISO granted as part of an IC Award or an Option Award will be 100% (110% for an ISO granted to a Participant who on Grant Date owns, within the meaning of Section 425(d) of the Code, Stock possessing more than 10% of the total combined voting power of all classes of stock of MDC or one of its subsidiaries) of either:

         (i)      the Closing Market Price on Grant Date, or

         (ii) the average of the Closing Market Price on the 10 trading days immediately preceding the last trading day of February of the year in which the ISO is granted, if equal to or greater than the amount specified in (i) above, but in no event less than its par value.

         As determined by the Committee at the time the Award is granted, the per-share exercise price of an NQSO granted as part of an IC Award, an LTI Award, or an Option Award will be either:

         (i)      the Closing Market Price on Grant Date, or

         (ii) the average of the Closing Market Price on the 10 trading days immediately preceding the last trading day of February of the year in which the NQSO is granted (in the case of an IC Award or an Option Award) or of the first year of the Performance Period (in the case of an LTI Award), but in no event less than its par value.

         Each NQSO and ISO will become exercisable on the date(s) designated by the Committee at the time the Award is granted, which, in the case of an LTI Award, will not be prior to the determination of the Earned LTI Award. Notwithstanding the provisions of the preceding sentence, the Committee may, at its discretion, at any time, in respect of all or any one or more IC Awards, Option Awards, or Earned LTI Awards in the form of an NQSO or ISO, accelerate the date on which such NQSO or ISO becomes exercisable. Subject to Section 14, the exercisable portion of an NQSO or ISO may be exercised from time to time thereafter, in whole or in part. An ISO granted before 1 January 1987 may be exercised by the Participant only if the Participant does not have outstanding any earlier awarded ISO, or SAR which has


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replaced such an ISO. All Stock purchased upon exercise of an NQSO or ISO will be paid for in full at the time of exercise. Subject to Committee restriction or disapproval to preclude "pyramiding of shares," already-owned Stock may be used as full or partial payment of the exercise price. Prior to the date of issuance the Participants will have not shareholder rights with respect to such Stock. Stock used as full or partial payment will be valued at its Closing Market Price on exercise date.

13.      EXERCISE OF SARS.

         As determined by the Committee at the time the Award is granted, the exercise price of a SAR will be either:

         (i)      100% of the Closing Market Price on Grant Date, or

         (ii) the average of the Closing Market Price on the 10 trading days immediately preceding the last trading day of February of the year in which the SAR is granted (in the case of an IC Award or an Option Award) or of the first year of the Performance Period (in the case of an LTI Award).

         At the time the Award is granted, the Committee will determine whether a SAR will be paid in cash (a Cash SAR) or Stock (a Stock SAR). The number of shares of Stock to be paid upon exercise of a Stock SAR will be determined based on the Closing Market Price on exercise date. Any fractional share arising from exercise of a Stock SAR will be rounded up to the next whole share, unless otherwise determined by the Committee.

         Each SAR will become exercisable on the date(s) designated by the Committee at the time the Award is granted, which, in the case of an LTI Award, will not be prior to the determination of the Earned LTI Award, and, which, in the case of a Cash SAR, will not be prior to 6 months after the determination of the Target LTI Award by the Committee. Notwithstanding the provisions of the preceding sentence, the Committee may, at its discretion, at any time, in respect of all or any one or more IC Awards, Option Awards, or Earned LTI Awards in the form of a SAR, accelerate the date on which such SAR becomes exercisable to a date, in the case of a Cash SAR, which is at least 6 months subsequent to the determination of the Target LTI Award by the Committee or the conversion date (if the Cash SAR has been converted from an NQSO, ISO, or Stock SAR pursuant to Section 15 or 16). Subject to Section 14, the exercisable portion of a SAR, may be exercised from time to time thereafter, in whole or in part, provided that, with respect to a Cash SAR, both the election-to-exercise date and the exercise date must occur during a period beginning on the 3rd business day following the date of public release of any quarterly or annual summary statement of MDC sales and earnings and ending on the 12th business day following that date, as specified in Securities and Exchange Commission Rule 16b-3. The election-to-exercise date is the date the Participant, by execution of an appropriate MDC form or by other manner of notification approved by the Committee, acts to advise MDC of his election to exercise. The exercise date is the later of the date of receipt by the Company of the Participant's notification of election to exercise or a date specified by the Participant in such notification.

14.      EXPIRATION OF OPTIONS.

         Each Option will expire the earliest of:

         (i) the date established by the Committee at the time the Award is granted, which will not be later than 10 years after Grant Date (5 years with respect to a 110% ISO described in Section
                  12), provided that an Option (other than an ISO) scheduled to expire within 60 days after the Participant's death will not expire until 60 days after the Participant's death;


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

         (ii) the date of the Participant's termination of employment by the Company or one of its subsidiaries if termination is for cause as determined by the Committee;

         (iii) in the case of an NQSO, ISO, or Stock SAR, 30 days (or such lesser period as determined by the Committee) after a Participant's termination of employment by the Company or one of its subsidiaries if termination is by reason other than death or retirement and is not for cause (provided that, if the NQSO, ISO, or Stock SAR has not become exercisable on or before the date of such termination, it will expire on the date of termination);

         (iv) in the case of a Cash SAR, the last day of the next quarterly exercise period which commences after the Participant's termination of employment by the Company or one of its subsidiaries (or such earlier date as determined by the Committee) if termination is by reason other than death or retirement and is not for cause (provided that, if the Cash SAR has not become exercisable on or before the date of such termination, it will expire on the date of such termination); or

         (v) in the case of an ISO, 3 months after the Participant's termination of employment by the Company or one of its subsidiaries if termination is by reason of retirement, unless the Participant dies during such 3-month period.

15.      CONVERSION OF NQSO OR ISO INTO SAR.

         At any time prior to the exercise, expiration, or cancellation of an NQSO or ISO granted pursuant to the Plan, the Committee, at the request of the Participant, may at its discretion cancel the NQSO or ISO and issue in its place an equivalent SAR. Such SAR will be subject to the same terms and conditions as the related NQSO or ISO (i.e., such SAR's terms and conditions will be determined as if it had been granted on Grant Date of the related NQSO or ISO) and will be exercisable only to the extent that such NQSO or ISO was or would have been exercisable, except that a Cash SAR arising from such conversion may not be exercised until 6 months after the conversion date. This 6-month limitation will not apply in the event death or disability of the Participant occurs prior to the expiration of the 6-month period.

16.      CONVERSION OF STOCK SAR INTO CASH SAR.

         At any time prior to the exercise, expiration, or cancellation of a Stock SAR granted pursuant to the Plan, the Committee, at the request of the Participant, may at its discretion cancel the Stock SAR and issue in its place an equivalent Cash SAR. Such Cash SAR will be subject to the same terms and conditions as the related Stock SAR (i.e., such Cash SAR's terms and conditions will be determined as if it had been granted on Grant Date of the related Stock
SAR) and will be exercisable only to the extent such Stock SAR was or would have been exercisable, except that such Cash SAR may not be exercised until 6 months after the conversion date. This 6-month limitation will not apply in the event death or disability of the Participant occurs prior to the expiration of the 6-month period.

17.      PLAN LIMITATIONS.

         The aggregate number of shares of Stock that may be issued or subject to Awards (including the number of shares of Stock subject to SARS) granted pursuant to the Plan (measured, with respect to Target LTI Awards, by the maximum number of shares potentially issuable with respect to such Target LTI Awards), will not exceed 2,500,000, all or any part of which may be issued under ISOs. Shares issued pursuant to the Plan may be issued from authorized but unissued shares of Stock or treasury Stock. If any shares of Stock subject to an Award are not issued and cease to be issuable, or are no longer subject to an Award, for any reason other than as the result of the exercise of a Cash SAR (e.g., upon expiration of an Option, or in the event less than the maximum number of shares potentially issuable with respect to a Target LTI Award is earned), the shares not so issued or no longer subject to an Award will no longer be charged against the limitations in this Section 17 and may again be made subject to Awards. No IC Awards, Option Awards, or Target LTI Awards may be granted pursuant to the Plan after 1 January 1996. The aggregate fair market value (determined by the Closing Market Price on Grant Date) of the Stock with respect



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

to which ISOs are exercisable for the first time by a Participant during any calendar year (under all plans of MDC and its subsidiaries) may not exceed $100,000.

18.      TERMINATION OF EMPLOYMENT OR CHANGE IN WORK ASSIGNMENT.

         Each Target LTI Award granted pursuant to the Plan will be prorated, unless the Committee determines that the Target LTI Award should not be reduced, should be rescinded entirely, or should be reduced in a manner other than a pro rata reduction, for any Participant if:

         (i) his employment by MDC or a subsidiary of the Company terminates by reason of death, retirement, or Work Force Adjustment during the Performance Period,

         (ii) his work assignment is altered during the Performance Period to the extent he should (as determined by the Committee) no longer continue as a Participant, or

         (iii) he transfers from one component or group of components of MDC to another during the Performance Period.

         An IC Award in the form of cash or Stock, an Earned LTI Cash Award, or an Earned LTI Performance Share Award will not be paid to any Participant whose employment by MDC or one of its subsidiaries terminates prior to payment thereof by reason other than death, retirement, or Work Force Adjustment unless otherwise determined by the Committee (in which event all or any portion of such Award may be paid at the Committee's discretion).

19.      DESIGNATION OF BENEFICIARY.

         A Participant may by written notice to the Committee designate a beneficiary who will receive any Award or Contingent Credit Stock payable after his death, or who may exercise any Option exercisable after his death.

20.      ADMINISTRATION OF THE PLAN.

         Full power and authority to construe, interpret, and administer the Plan will be vested in the Committee. The Committee will have final and ultimate authority to make all determinations of matters involving the Plan, including determination of the extent to which performance targets and other performance conditions have been met. In the event of a change in the business operations or activities of MDC or a component or group of components thereof through acquisitions, divestitures, or otherwise, the Committee may adjust the performance targets and/or other performance conditions applicable to LTI Awards. All decisions of the Committee will be final and binding upon all parties, including MDC and its shareholders and employees.

         The Committee may exercise the authority and discretion granted to it under the Plan by establishing one or more separate incentive award programs for various components or groups of components of MDC. In the case of LTI Awards, for example, such programs may consist of uniform financial measures, performance targets, Performance Periods, and earn-out ratios and other matters within the discretion of the Committee, to be applicable to all LTI Awards to Participants from that component or group of components during the term of the program. With respect to IC Awards, such programs may consist, for example, of uniform standards for determining the amounts of Awards and/or allocating Awards among the components or groups of components then participating in the Plan.

         The Committee may, to the extent consistent with Securities and Exchange Commission Rule 16b-3, delegate to others the administration of any portion of the Plan. In no event, however, may the Committee delegate to others the authority to:

         (i)      select any person as a Participant,

         (ii) determine the initial cash value of an Award granted to an officer or director of MDC,

         (iii)    determine the form in which payment of a SAR will be made, or

         (iv) consent to or disapprove a request to convert an NQSO or ISO into a SAR or to convert a Stock SAR into a Cash SAR pursuant to Sections 15 and 16, respectively.

         The place of administration of the Plan will conclusively be deemed to be within the State of Missouri and the validity, construction, interpretation, and administration of the Plan and of any determination, decision, or program made hereunder, and the rights of any person having or claiming to have any interest herein or hereunder, will be governed by and determined solely in accordance with the laws of the State of Missouri.

21.      ADJUSTMENTS TO STOCK.

         If outstanding shares of Stock are changed in number or class by reason of stock dividend, split-up, combination, merger, consolidation, or recapitalization, corresponding adjustments will be made to the number and class of shares of Stock which may be issued or subject to Awards granted pursuant to the Plan, to the number and class of shares of Stock subject to outstanding Awards granted pursuant to the Plan, and to the exercise price of outstanding Options so as to reflect such change.

22.      TRANSFER OR ASSIGNMENT OF OPTIONS.

         With the exception of transfer by will or by the laws of descent and distribution, Awards may not be transferred or assigned, and an Option may be exercised during the lifetime of the Participant only by the Participant, provided, however, that an NQSO or a SAR may be exercised during the lifetime of the Participant by his guardian or legal representative. No Award may be made subject to any encumbrance, pledge, or charge of any kind, except that a Participant may at any time designate a beneficiary pursuant to Section 19.

23.      NO CONTRACT OF EMPLOYMENT.

         Nothing in the Plan, nor any instrument executed pursuant hereto, will confer upon any Participant the right to continue in the employ of MDC or any of its subsidiaries or affect the right of MDC, or any component thereof, to change any Participant's present or future rate of compensation or work assignment or to terminate the employment of any Participant with or without cause. No Participant or any other person will have any contractual or other right under the Plan or any interest in any specific assets of MDC or any of its subsidiaries by reason of an Award granted pursuant to the Plan.

24.      CONDITION TO ELIGIBILITY.

         It is a continuing condition to eligibility to (i) hold any target IC Award or Target LTI Award, (ii) be granted or paid any IC Award or Earned LTI Award, or (iii) exercise any outstanding Option, that a Participant not, directly or indirectly, either before or after termination of employment, intentionally act in a manner contrary to the best interests of MDC or any affiliate of MDC. If the Committee determines that a Participant has acted in such a manner, such Participant will, unless and to the extent otherwise determined by the Committee, no longer be eligible to (i) hold any target IC Award or Target LTI Award, (ii) be granted or paid any IC Award or Earned LTI Award, or (iii) exercise any outstanding Option, as of and after the date such determination is made, and any such IC Award, LTI Award, or outstanding Option will expire as of the date of such determination. No such determination will affect any cash or Stock paid, or amounts which would have been paid but for deferral pursuant to
Section 10, or Option exercised, prior to the date of such determination.

25.      AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN.

         The Committee may from time to time amend, suspend, or terminate the Plan, provided, however, that no amendment will, without the approval of the shareholders of MDC:

         (i)      materially increase the benefits accruing to Participants,

         (ii) materially increase the number of shares of Stock which may be issued under the Plan, or

         (iii) materially modify the requirements as to eligibility for participation in the Plan.

26.      NO EFFECT ON OTHER PLANS.

         Nothing in this Plan is intended to be a substitute for, or will preclude or limit the establishment or continuation of, any other plan, practice, or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which MDC or any subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, savings, profit sharing, insurance, stock purchase, incentive compensation, or bonus plan.

27.      EFFECTIVE DATE.

         The Plan, as amended and restated, is effective as of 20 July 1990.